Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee, Board of Directors and
Shareholders of Graymark Healthcare, Inc.
We consent to the incorporation by reference in the registration statement on Form S-8 of Graymark Healthcare, Inc. of our report dated March 31, 2010, with respect to the consolidated balance sheets of Graymark Healthcare, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, which report appears in the December 31, 2009 annual report on Form 10-K of Graymark Healthcare, Inc.
/s/ Eide Bailly LLP
Greenwood Village, CO
November 17, 2010